EXHIBIT 10.4

CHANGE IN CONTROL AGREEMENT

This Agreement (“Agreement”) dated as of [                            ], is entered into by and between [                            ] (“Employee”), and Allergan, Inc., a Delaware corporation (the “Company”), and amends, restates and supersedes the existing change in control agreement dated [                            ], between Employee and the Company, in order to conform the terms of that agreement with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

RECITALS

The Company believes that because of its position in the industry, financial resources and historical operating results there is a possibility that the Company may become the subject of a Change in Control (as defined below), either now or at some time in the future.

The Company believes that it is in the best interest of the Company and its stockholders to foster Employee’s objectivity in making decisions with respect to any pending or threatened Change in Control of the Company and to assure that the Company will have the continued dedication and availability of Employee as an employee of the Company or one of its affiliates, notwithstanding the possibility, threat or occurrence of a Change in Control. The Company believes that these goals can be accomplished by alleviating certain of the risks and uncertainties with regard to Employee’s financial and professional security that would be created by a pending or threatened Change in Control and that inevitably would distract Employee and could impair his or her ability to objectively perform his or her duties for and on behalf of the Company. Accordingly, the Company believes that it is appropriate and in the best interest of the Company and its stockholders to provide to Employee compensation arrangements upon a Change in Control that lessen Employee’s financial risks and uncertainties and that are competitive with those of other corporations.

With these and other considerations in mind, the Board of Directors of the Company, acting through its Organization and Compensation Committee, has authorized the Company to enter into this Agreement with Employee to provide the protections set forth herein for Employee’s financial security following a Change in Control.

NOW, THEREFORE, in consideration of the foregoing, it is hereby agreed as follows:

1.    Term of Agreement.    This Agreement shall be effective for the period commencing on the date first written above and ending on the second anniversary of such date. The Company may, in its sole discretion and for any reason, provide written notice of termination (effective as of the then applicable expiration date) to Employee no later than 60 days before the expiration date of this Agreement. If written notice is not so provided, this Agreement shall be automatically extended for an additional period of 12 months past the expiration date. This Agreement shall continue to be automatically extended for an additional 12 months at the end of such 12-month period and each succeeding 12-month period unless notice is given in the manner described in this

Section. No termination of this Agreement shall affect Employee’s rights hereunder with respect to a Change in Control which has occurred prior to such termination.

2.    Purpose of Agreement.    The purpose of this Agreement is to provide that, in the event of a “Change in Control,” Employee may become entitled to receive certain additional benefits, as described herein, in the event of his or her termination.

3.    Change in Control.    As used in this Agreement, the phrase “Change in Control” shall mean the following and shall be deemed to occur if any of the following events occur:

(a)    Any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”), is or becomes the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act (a “Beneficial Owner”), directly or indirectly, of securities of the Company representing (i) 20% or more of the combined voting power of the Company’s then outstanding voting securities, which acquisition is not approved in advance of the acquisition or within 30 days after the acquisition by a majority of the Incumbent Board (as hereinafter defined) or (ii) 33% or more of the combined voting power of the Company’s then outstanding voting securities, without regard to whether such acquisition is approved by the Incumbent Board;

(b)    Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall, for the purposes of this Agreement, be considered as though such person were a member of the Incumbent Board of the Company;

(c)    The consummation of a merger, consolidation or reorganization involving the Company, other than one which satisfies both of the following conditions:

(1)    a merger, consolidation or reorganization which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) at least 55% of the combined voting power of the voting securities of the Company or such other entity resulting from the merger, consolidation or reorganization (the “Surviving Corporation”) outstanding immediately after such merger, consolidation or reorganization and being held in substantially the same proportion as the ownership in the Company’s voting securities immediately before such merger, consolidation or reorganization, and

(2)    a merger, consolidation or reorganization in which no Person is or becomes the Beneficial Owner directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding voting securities; or

(d)    The stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or other disposition by the Company of all or substantially all of the Company’s assets.

Notwithstanding the preceding provisions of this Section, a Change in Control shall not be deemed to have occurred if the Person described in the preceding provisions of this Section is (1) an underwriter or underwriting syndicate that has acquired the ownership of any of the Company’s then outstanding voting securities solely in connection with a public offering of the Company’s securities, (2) the Company or any subsidiary of the Company or (3) an employee stock ownership plan or other employee benefit plan maintained by the Company (or any of its affiliated companies) that is qualified under the provisions of the Code. In addition, notwithstanding the preceding provisions of this Section, a Change in Control shall not be deemed to have occurred if the Person described in the preceding provisions of this Section becomes a Beneficial Owner of more than the permitted amount of outstanding securities as a result of the acquisition of voting securities by the Company which, by reducing the number of voting securities outstanding, increases the proportional number of shares beneficially owned by such Person, provided, that if a Change in Control would occur but for the operation of this sentence and such Person becomes the Beneficial Owner of any additional voting securities (other than through the exercise of options granted under any stock option plan of the Company or through a stock dividend or stock split), then a Change in Control shall occur.

4.    Effect of a Change in Control.    In the event of a Change in Control, Sections 6 through 10 of this Agreement shall become applicable to Employee. These Sections shall continue to remain applicable until the second anniversary of the date upon which the Change in Control occurs. At that point, so long as the employment of Employee has not been terminated on account of a Qualifying Termination, as defined in Section 5, this Agreement shall terminate and be of no further force. If Employee’s employment with the Company and its affiliated companies is terminated on account of a Qualifying Termination on or before such date, this Agreement shall remain in effect until Employee receives the various benefits to which he or she has become entitled under the terms of this Agreement.

5.    Qualifying Termination.    If, subsequent to a Change in Control Employee’s employment with the Company and its affiliated companies is terminated, such termination shall be considered a Qualifying Termination unless:

(a)    Employee voluntarily terminates his or her employment with the Company and its affiliated companies. Employee, however, shall not be considered to have voluntarily terminated his or her employment with the Company and its affiliated companies if, following the Change in Control, Employee’s overall compensation is reduced or adversely modified in any material respect or Employee’s duties are materially changed, and subsequent to such reduction, modification or change, Employee elects to terminate his or her employment with the Company and its affiliated companies. For such purposes,

Employee’s duties shall be considered to have been “materially changed” if, without Employee’s express written consent, there is any substantial diminution or adverse modification in Employee’s overall position, responsibilities or reporting relationship, or if, without Employee’s express written consent, Employee’s job location is transferred to a site more than 50 miles away from his or her place of employment prior to the Change in Control.

(b)    The termination is on account of Employee’s death or Disability. For such purposes, “Disability” shall mean a physical or mental incapacity as a result of which Employee becomes unable to continue the performance of his or her responsibilities for the Company and its affiliated companies and which, at least 26 weeks after its commencement, is determined to be total and permanent by a physician agreed to by the Company and Employee, or in the event of Employee’s inability to designate a physician, Employee’s legal representative. In the absence of agreement between the Company and Employee, each party shall nominate a qualified physician and the two physicians so nominated shall select a third physician who shall make the determination as to Disability.

(c)    Employee is involuntarily terminated for “cause.” For this purpose, “cause” shall be limited to only three types of events:

(1)    the willful refusal of Employee to comply with a lawful, written instruction of the Board so long as the instruction is consistent with the scope and responsibilities of Employee’s position prior to the Change in Control;

(2)    dishonesty by Employee which results in a material financial loss to the Company (or to any of its affiliated companies) or material injury to its public reputation (or to the public reputation of any of its affiliated companies); or

(3)    Employee’s conviction of any felony involving an act of moral turpitude.

In addition, notwithstanding anything contained in this Agreement to the contrary, if Employee’s employment is terminated prior to a Change in Control and it is determined that such termination (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who subsequently effectuates a Change in Control (a “Third Party”) or (ii) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then, for all purposes of this Agreement, the date of a Change in Control with respect to Employee shall mean the date immediately prior to the date of such termination of Employee’s employment.

6.    Severance Payment.    If Employee’s employment is terminated as a result of a Qualifying Termination, the Company shall pay Employee on the fifty-fifth (55th) day after the Qualifying Termination a cash lump sum equal to [                    ] times Employee’s “Compensation” (the “Severance Payment”).

(a)    For purposes of this Agreement, and subject to Sections 6 (b), (c) and (d), below, Employee’s “Compensation” shall equal the sum of (i) Employee’s highest annual salary rate within the five-year period ending on the date of Employee’s Qualifying Termination plus (ii) a “Management Bonus Increment.” The Management Bonus Increment shall equal the average of the two highest of the last five bonuses paid to Employee under the Management Bonus Plan or any successor thereto.

(b)    If Employee has not participated in the Management Bonus Plan (including any successor thereto) for at least two full plan years, then the missing bonus component(s) will be computed, for purposes of calculating the Management Bonus Increment under this Agreement, by reference to the guideline percentage for officers at Employee’s grade level for the most recently completed bonus period, assuming a 100% target bonus for both corporate and individual objectives.

(c)    If Employee’s normal severance payment under the Company’s applicable severance pay policies for a reduction in force would be greater than the Compensation described in Section 6(a), above, then Employee’s “Compensation” for purposes of Section 6(a) shall be such greater amount.

(d)    The Severance Payment hereunder is in lieu of any severance payment that Employee might otherwise be entitled to from the Company under the Company’s applicable severance pay policies.

7.    Incentive Compensation Grants.    Employee may have received stock option grants and grants of restricted stock awards under the Allergan, Inc. 1989 Incentive Compensation Plan or other incentive compensation plans of the Company (collectively the “Incentive Plans”). In the event of a Qualifying Termination, the Company agrees that any and all such stock options or restricted stock awards that are outstanding at the time of such termination and that have not previously become exercisable, payable or free from restrictions, as the case may be, shall immediately become exercisable, payable or free from restrictions (other than restrictions required by applicable law or any national securities exchange upon which any securities of the Company are then listed), as the case may be, in their entirety, and that the exercise period of any stock option granted pursuant to any of the Incentive Plans shall continue for the length of the exercise period specified in the grant of the award determined without regard to Employee’s termination of employment.

8.    Retirement Plan.    In addition to any retirement benefits that might otherwise be due Employee under the Allergan, Inc. Savings and Investment Plan or any successor qualified defined contribution plan(s) maintained by the Company (the “SIP”) or under the Allergan, Inc. Executive Deferred Compensation Plan or any successor supplemental employee retirement plan(s) maintained by the Company (the “EDCP”), Employee shall receive additional payments from the Company calculated as set forth in this Section if Employee is terminated on account of a Qualifying Termination. In each of the [                            ] calendar year(s) subsequent to the date of the Qualifying Termination, the Company shall pay Employee an amount equal to (1) the Employer’s “Retirement Contributions” (not including matching contributions) that would have been allocated to the Employee’s account in the SIP as of the last day of the SIP Plan Year preceding that calendar year if Employee had continued working through the end of such Plan Year; and (2) the “Retirement Contribution Restoration Credits” that would have been credited to the Employee’s EDCP account for such Plan Year. For the purpose of the preceding sentence, Employee shall be deemed to have received “Compensation” under the SIP and the EDCP for the period subsequent to the Qualifying Termination at an annual rate equal to his or her Compensation, as calculated under Section 6(a) of this Agreement.

9.    Additional Benefits.    In the event of a Qualifying Termination, Employee shall be entitled to continue to participate in all of the employee benefit programs available to Employee before the Qualifying Termination, including but not limited to, group medical insurance, group dental insurance, group-term life insurance, disability insurance, flat miscellaneous allowance, and tax and financial planning. In addition, Employee shall receive Executive Outplacement benefits of a type and duration generally provided to executives at Employee’s level. These programs shall be continued at no cost to Employee, except to the extent that tax rules require the inclusion of the value of such benefits in Employee’s income. The programs shall be continued in the same way and at the same level as immediately prior to the Qualifying Termination. If Employee is employed by an affiliate of the Company that does not provide the additional benefits enumerated, Employee shall be entitled to continue to participate in the employee benefit programs in which Employee had been participating prior to the Qualifying Termination. The programs shall continue for [                            ] year(s).

10.    Parachute Payment Matters.    In the event that Employee becomes entitled to receive a Severance Payment in accordance with the provisions of Section 6 above, and such Severance Payment or any other benefits or payments (including transfers of Property) that Employee receives, or is to receive, pursuant to this Agreement or any other agreement, plan or arrangement with the Company in connection with a Change in Control of the Company (“Other Benefits”) would not be deductible by the Company by reason of Section 280G of the Code (or any successor thereto) or any comparable provision of state law, the following rules shall apply:

(a)    The Severance Payment shall be reduced (to zero if necessary) and, if the Severance Payment is reduced to zero, Other Benefits shall be reduced (to zero if necessary) until no portion of the Severance Payment and Other Benefits is not deductible by the Company by reason of Section 280G of the Code, provided, however, that (i) no such reduction shall be made unless the net after-tax benefit received by Employee after such reduction would exceed the net after-tax benefit received by Employee if no such reduction was made and (ii) if Other Benefits are required to be reduced, the reduction of such Other Benefits shall occur in the following order: (A) reduction in the benefits described in Section 9 (with such reduction being applied to the benefits in the manner having the least economic impact to the Participant and, to the extent the economic impact is equivalent, such benefits shall be reduced in the reverse order of when the benefits would have been paid or provided to the Participant, that is, benefits payable or provided later shall be reduced before benefits payable or provided earlier); (B) reduction of any cash payments (with such reduction being applied to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments); (C) cancellation of acceleration of vesting on any equity awards for which the exercise price exceeds the then fair market value of the underlying equity; and (D) cancellation of acceleration of vesting of equity awards not covered under (C) above, provided that in the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of such equity awards, that is, later equity awards shall be canceled before earlier equity awards.

(b)    All determinations under this Section 10 shall be made by the accounting firm (the “Auditors”) that is serving as the Company’s independent registered public accounting firm immediately prior to the Change in Control. For purposes of determining whether any of the Severance Payments or Other Benefits would not be deductible by the Company by reason of Section 280G and whether any of such payments shall be reduced pursuant to Section 10(a), (i) any other payment or benefits received or to be received by Employee in connection with a Change in Control of the Company or Employee’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code (or any successor thereto), and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code (or any successor thereto) shall be treated as being nondeductible by the Company by reason of Section 280G, unless in the opinion of tax counsel selected by the Auditors and acceptable to Employee such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code (or any successor thereto), (ii) the amount of the Severance Payments and Other Benefits which shall be treated as nondeductible by reason of Section 280G shall be equal to the lesser of (A) the total amount of the Severance Payments or Other Benefits or (B) the amount of excess parachute payments within the meaning of Sections 280G(b)(1) and (4) of the Code (or any successor or successors thereto), after applying clause (i), above, and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code (or any successor or successors thereto).

(c)    For purposes of determining Employee’s net after-tax benefits under Section 10(a), Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the “parachute payments” are to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of Employee’s residence on the date of Employee’s Qualifying Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(d)    For purposes of making the determinations and calculations required herein, the Auditors and any tax counsel selected by the Auditors may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, provided that the Auditors’ determinations must be made on the basis of “substantial authority” (within the meaning of Section 6662 of the Code). All fees and expenses of the Auditors shall be borne solely by the Company.

11.    Rights and Obligations Prior to a Change in Control.    Except as otherwise provided in the last paragraph of Section 5, prior to a Change in Control, the rights and obligations of Employee with respect to his or her employment by the Company shall be determined in accordance with the policies and procedures adopted from time to time by the Company and the provisions of any written employment contract in effect between the Company and Employee from time to time. Except as otherwise provided in the last paragraph of Section 5, this Agreement deals only with certain rights and obligations of Employee subsequent to a Change in Control, and the existence of this Agreement shall not be treated as raising any inference with respect to what rights and obligations exist prior to a Change in Control. Unless otherwise expressly set forth in a separate employment agreement between Employee and the Company, the employment of Employee is at-will, and Employee or the Company may terminate Employee’s employment with the Company at any time and for any reason, with or without cause, provided that if such termination occurs within two years after a Change in Control and constitutes a Qualifying Termination (as defined in Section 5 above) the provisions of this Agreement shall govern the payment of the Severance Payment and certain other benefits as provided herein.

12.    Non-Exclusivity of Rights.    Subject to Section 6(d) above, nothing in this Agreement shall prevent or limit Employee’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its affiliated companies and for which Employee may qualify, nor shall anything herein limit or otherwise affect such rights as Employee may have under any stock option or other agreements with the Company or any of its affiliated companies. Except as otherwise provided in Section 6(d) above, amounts which are vested benefits or which Employee is otherwise entitled to receive under any plan or program of the Company or any of its affiliated companies at or subsequent to the date of any Qualified Termination shall be payable in accordance with such plan or program.

13.    Confidentiality Covenant.    Employee hereby agrees that Employee shall not, directly or indirectly, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as hereinafter defined). Employee agrees that, upon termination of Employee’s employment with the Company, all Confidential Information in Employee’s possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Company and shall not be retained by Employee or furnished to any third party, in any form except as provided herein; provided, however, that Employee shall not be obligated to treat as confidential, or return to the Company copies of any Confidential Information that (i) was publicly known at the time of disclosure to Employee, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by any person or entity, or (iii) is lawfully disclosed to Employee by a third party. As used in this Agreement, the term “Confidential Information” means: information disclosed to Employee or known by Employee as a consequence of or through Employee’s relationship with the Company, about the products, research and development efforts, regulatory efforts, manufacturing processes, customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to customer lists, of the Company and its affiliates.

14.    Non-Solicitation Covenant.    Employee hereby agrees that during Employee’s employment by the Company and for the period commencing on the date of termination of Employee’s employment with the Company and ending on the first anniversary thereof, Employee shall not, either on Employee’s own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or shareholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Company any of its officers or employees or offer employment to any person who, on or during the six (6) months immediately preceding the date of such solicitation or offer, is or was an officer or employee of the Company; provided, however, that a general advertisement to which an employee of the Company responds shall in no event be deemed to result in a breach of this Section 14.

15.    Full Settlement.    The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counter-claim, recoupment, defense or other claim, right or action which the Company may have against Employee or others. In no event shall Employee be obligated to seek other employment or to take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which Employee may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Employee about the amount of any payment pursuant to Section 10 of this Agreement), unless the referee or the court, as the case may be, determines that the Employee’s material claims in such contest were frivolous or were asserted in bad faith.

16.    Successors.

(a)    This Agreement is personal to Employee, and without the prior written consent of the Company shall not be assignable by Employee other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Employee’s legal representatives.

(b)    The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.

17.    Governing Law.    This Agreement is made and entered into in the State of California, and the laws of California shall govern its validity and interpretation in the performance by the parties hereto of their respective duties and obligations hereunder.

18.    Entire Agreement.    This Agreement constitutes the entire agreement between the parties respecting the benefits due Employee in the event of a Change in Control followed by a Qualifying Termination, and there are no representations, warranties or commitments, other than those set forth herein, which relate to such benefits. This Agreement supercedes any and all prior agreements between the parties respecting the benefits due Employee in the event of a Change in Control followed by a Qualifying Termination. This Agreement may be amended or modified only by an instrument in writing executed by all of the parties hereto.

19.    Dispute Resolution.

(a)    Any controversy or dispute between the parties involving the construction, interpretation, application or performance of the terms, covenants, or conditions of this Agreement or in any way arising under this Agreement (a “Covered Dispute”) shall, on demand by either of the parties by written notice served on the other party in the manner prescribed in Section 20 hereof, be referenced pursuant to the procedures described in California Code of Civil Procedure (“CCP”) Sections 638, et seq., as they may be amended from time to time (the “Reference Procedures”), to a retired Judge from the Superior Court for the County of Los Angeles or the County of Orange for a decision.

(b)    The Reference Procedures shall be commenced by either party by the filing in the Superior Court of the State of California for the County of Orange of a petition pursuant to CCP Section 638 (a “Petition”).

Said Petition shall designate as a referee a Judge from the list of retired Los Angeles County and Orange County Superior Court Judges who have made themselves available for trial or settlement of civil litigation under said Reference Procedures. If the parties hereto are unable to agree on the designation of a particular retired Los Angeles County or Orange County Superior Court Judge or the designated Judge is unavailable or unable to serve in such capacity, request shall be made in said Petition that the Presiding or Assistant Presiding Judge of the Orange County Superior Court appoint as referee a retired Los Angeles County or Orange County Superior Court Judge from the aforementioned list.

(c)    Except as hereafter agreed by the parties, the referee shall apply the law of California in deciding the issues submitted hereunder. Unless formal pleadings are waived by agreement among the parties and the referee, the moving party shall file and serve its complaint within 15 days from the date a referee is designated as provided herein, and the other party shall have 15 days thereafter in which to plead to said complaint. Each of the parties reserves its respective rights to allege and assert in such pleadings all claims, causes of action, contentions and defenses which it may have arising out of or relating to the general subject matter of the Covered Dispute that is being determined pursuant to the Reference Procedures. Reasonable notice of any motions before the referee shall be given, and all matters shall be set at the convenience of the referee. Discovery shall be conducted as the parties agree or as allowed by the referee. Unless waived by each of the parties, a reporter shall be present at all proceedings before the referee.

(d)    It is the parties’ intention by this Section 19 that all issues of fact and law and all matters of a legal and equitable nature related to any Covered Dispute will be submitted for determination by a referee designated as provided herein. Accordingly, the parties hereby stipulate that a referee designated as provided herein shall have all powers of a Judge of the Superior Court including, without limitation, the power to grant equitable and interlocutory and permanent injunctive relief.

(e)    Each of the parties specifically (i) consents to the exercise of jurisdiction over his or her person by a referee designated as provided herein with respect to any and all Covered Disputes; and (ii) consents to the personal jurisdiction of the California courts with respect to any appeal or review of the decision of any such referee.

(f)    Each of the parties acknowledges that the decision by a referee designated as provided herein shall be a basis for a judgment as provided in CCP Section 644(a) and shall be subject to exception and review as provided in CCP Section 645.

20.    Notices.    Any notice or communications required or permitted to be given to the parties hereto shall be delivered personally, sent via facsimile or via an overnight courier service or be sent by United States registered or certified mail, postage prepaid and return receipt requested, and addressed or delivered as follows, or as such other addresses the party addressed may have substituted by notice pursuant to this Section:

(a)	If to the Company:	Allergan, Inc. 2525 Dupont Drive Irvine, California 92612 Attn: General Counsel

(b)	If to Employee:

21.    Captions.    The captions of this Agreement are inserted for convenience and do not constitute a part hereof.

22.    Severability.    In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein and there shall be deemed substituted for such invalid, illegal or unenforceable provision such other provision as will most nearly accomplish the intent of the parties to the extent permitted by the applicable law. In case this Agreement, or any one or more of the provisions hereof, shall be held to be invalid, illegal or unenforceable within any governmental jurisdiction or subdivision thereof, this Agreement or any such provision thereof shall not as a consequence thereof be deemed to be invalid, illegal or unenforceable in any other governmental jurisdiction or subdivision thereof.

23.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one in the same Agreement.

24.    Section 409A.

(a)    The parties intend that any payments, benefits or reimbursements that Employee may become entitled to receive hereunder be exempt from or comply with Section 409A of the Code and the regulations and other guidance promulgated thereunder (“Section 409A”), and the terms of this Agreement shall be construed and applied in accordance with such intent. The provisions of this Section 24 shall qualify and supersede all other provisions of this Agreement as necessary to fulfill the foregoing intent.

(b)    Any payment, benefit or reimbursement to be paid or provided under this Agreement that is a “deferral of compensation” within the meaning of and subject to Section 409A (“Nonqualified Deferred Compensation”) due upon Employee’s Qualifying Termination shall be paid or provided to Employee only if the Employee’s Qualifying Termination constitutes a “separation from service” from the Company and its affiliated companies within the meaning of Section 409A (“Separation from Service”). Notwithstanding the foregoing, if Employee is a “specified employee” (as determined by the Company or its successor in accordance with Section 409A) as of the date that Employee incurs a Separation from Service and any payment, benefit or reimbursement to be paid or provided hereunder both (i) constitutes Nonqualified Deferred Compensation and (ii) cannot be paid or provided in a manner otherwise provided herein without subjecting Employee to additional tax, interest and/or penalties under Section 409A, then any such payment, benefit or reimbursement that is payable during the first 6 months following Executive’s Separation from Service shall be paid or provided to Employee in a lump-sum cash payment to be made on the earlier of (x) Employee’s death and (y) the first business day of the seventh month immediately following Employee’s Separation from Service.

(c)    To the extent any in-kind benefit or reimbursement to be paid or provided under this Agreement constitutes Nonqualified Deferred Compensation, (i) the amount of expenses eligible for reimbursement or the provision of any in-kind benefit (within the meaning of Section 409A) to Employee during any calendar year shall not affect the amount of expenses eligible for reimbursement or provided as in-kind benefits to Employee in any other calendar year (subject to any lifetime and other annual limits provided under the Company’s health plans), (ii) any reimbursements for expenses incurred by Employee shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, (iii) Employee shall not be entitled to any in-kind benefits or reimbursement for any expenses incurred subsequent to the end of the third calendar year following the calendar year in which the Executive incurs a Separation from Service and (iv) the right to any such reimbursement or in-kind benefit may not be liquidated or exchanged for any other benefit.

IN WITNESS HEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first written above.

ALLERGAN, INC.

By:
David E.I. Pyott Chairman of the Board and Chief Executive Officer

[ ] Employee